Exhibit 10.15

CACI INTERNATIONAL INC

CACI, INC. - FEDERAL

CACI PREMIER TECHNOLOGY, INC.

PREMIER TECHNOLOGY GROUP, INC.

ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

Article 1 Definitions			1
1.1	Certain Matters of Construction		1
1.2	Cross References		2
1.3	Certain Definitions		3

Article 2 The Purchase And Sale of Assets			6
2.1	Purchase and Sale of Assets		6
2.2	Excluded Assets		8
2.3	Assumption of Specified Obligations		8
2.4	Purchase Price.		9
	2.4.1	The Aggregate Purchase Price	9
	2.4.2	The Purchase Price Paid at the Closing	9
	2.4.3	The Escrowed Portion of the Purchase Price	9
	2.4.4	The Earn-Out	10
2.5	Closing		11
2.6	Instruments of Transfer		11
2.7	Additional Actions		11
2.8	Adjustment to Purchase Price.		11
	2.8.1	Preparation of Estimated Closing Balance Sheet	11
	2.8.2	Preparation of Closing Balance Sheet	12
	2.8.3	Review of Closing Balance Sheet	12
	2.8.4	Disputes	12
	2.8.5	Final Closing Balance Sheet	13
	2.8.6	Adjustments to the Purchase Price	13

Article 3 Representations And Warranties Of Premier and Bajwa			13
3.1	Corporate Status of Premier		13
3.2	Capital Stock.		14
	3.2.1	Authorized Stock of Premier	14
	3.2.2	Options and Convertible Securities of Premier	14
3.3	Subsidiaries		14
3.4	Authority for Agreement; Noncontravention.		14
	3.4.1	Authority	14
	3.4.2	No Conflict	15
3.5	Financial Statements		15
3.6	Absence of Material Adverse Changes		15
3.7	Absence of Undisclosed Liabilities		15
3.8	Compliance with Applicable Law, Charter and By-Laws		16

3.9	Litigation and Audits		16
3.10	Tax Matters.		16
	3.10.1	Filing of Returns	16
	3.10.2	Payment of Taxes	17
	3.10.3	Premier Business Affiliates	17
3.11	Employee Benefit Plans.		17
	3.11.1	List of Plans	17
	3.11.2	ERISA	17
3.12	Employment-Related Matters.		18
	3.12.1	Labor Relations	18
	3.12.2	Employee List	18
3.13	Environmental Matters.		18
	3.13.1	Environmental Laws	18
	3.13.2	Environmental Claims	19
	3.13.3	No Basis for Claims	19
	3.13.4	Disclosure of Information	19
	3.13.5	Liens	19
3.14	No Broker’s or Finder’s Fees		19
3.15	Assets Other Than Real Property.		19
	3.15.1	Title	19
	3.15.2	Accounts Receivable	20
	3.15.3	Condition	20
3.16	Real Property.		20
	3.16.1	Premier Real Property	20
	3.16.2	Premier Leases	20
	3.16.3	Condition	20
3.17	Agreements, Contracts and Commitments.		21
	3.17.1	Premier Agreements	21
	3.17.2	Validity	22
	3.17.3	Third-Party Consents	23
3.18	Intellectual Property.		23
	3.18.1	Right to Intellectual Property	23
	3.18.2	No Conflict	23
	3.18.3	Employee Agreements	24
3.19	Insurance Contracts		24
3.20	Banking Relationships		25
3.21	Intentionally Left Blank		25
3.22	Absence of Certain Relationships		25
3.23	Foreign Corrupt Practices		25

Article 4 Representations And Warranties Of Parent, Federal and Acquisition Sub			25
4.1	Corporate Status of Parent, Federal and Acquisition Sub		25
4.2	Authority for Agreement; Noncontravention.		25
	4.2.1	Authority	25
	4.2.2	No Conflict	26
4.3	SEC Statements, Reports and Documents		26
4.4	Absence of Material Adverse Changes		27

4.5	Litigation and Audits		27
4.6	No Broker’s or Finder’s Fees		27
4.7	Acquisition and Opportunity to Investigate		27
4.8	No Outside Reliance		27
4.9	Financing		28

Article 5 Conduct Prior To The Closing Date			28
5.1	Conduct of Business of Premier		28
5.2	Conduct of Business of Parent		30

Article 6 Additional Agreements			31
6.1	Exclusivity		31
6.2	Expenses.		31
	6.2.1	General	31
	6.2.2	Broker Fees	31
	6.2.3	Attorney Fees	32
	6.2.4	Accountant Fees	32
6.3	Indemnification.		32
	6.3.1	Claims for Indemnification	32
	6.3.2	Defense by Indemnifying Party	33
	6.3.3	Limitation on Liability for Indemnity.	33
	6.3.4	Claims Period	34
	6.3.5	Subrogation	34
	6.3.6	Exclusive Remedies	34
	6.3.7	No Double Recovery	34
	6.3.8	Treatment of Indemnity Payments Between the Parties	34
	6.3.9	Duty to Mitigate	34
6.4	Access and Information		34
6.5	Public Disclosure		35
6.6	Further Assurances.		35
	6.6.1	Generally	35
	6.6.2	Novation of Contracts	35
6.7	Tax Matters.		36
	6.7.1	Allocation of Purchase Price	36
	6.7.2	Cooperation on Tax Matters.	36
	6.7.3	Certain Taxes	36
6.8	Notification		37
6.9	Accounts Receivable		37
6.10	Change of Name		38
6.11	Preservation of Goodwill		38
6.12	Employees		38
6.13	Earn Out Payments		39

Article 7 Conditions Precedent			39
7.1	Conditions Precedent to the Obligations of Each Party		39
	7.1.1	No Illegality	40

	7.1.2	No Injunction	40
	7.1.3	Escrow Agreement	40
	7.1.4	Subcontract Agreement	40
7.2	Conditions Precedent to Obligation of Parent, Federal and Acquisition Sub to Consummate the Transaction		40
	7.2.1	Representations and Warranties	40
	7.2.2	Agreements and Covenants	40
	7.2.3	Legal Opinion	40
	7.2.4	Closing Documents	41
	7.2.5	Third Party Consents	41
	7.2.6	Diligence Review	41
	7.2.7	Non-Compete, Non-Solicitation and Non-Disturbance Agreements	41
	7.2.8	Employment Agreements	41
	7.2.9	Review of Contracts in Place	41
	7.2.10	Material Adverse Effect	42
7.3	Conditions to Obligations of Premier and Bajwa to Consummate the Transaction		42
	7.3.1	Representations and Warranties	42
	7.3.2	Agreements and Covenants	42
	7.3.3	Legal Opinion	42
	7.3.4	Closing Documents	42
	7.3.5	Material Adverse Effect	42
	7.3.6	Payment of Purchase Price	43
	7.3.7	Payment of Premier Credit Facilities	43

Article 8 Survival of Representations			43
8.1	Premier’s Representations		43
8.2	Parent’s Representations		43

Article 9 Other Provisions			43
9.1	Termination Events		43
9.2	Notices		45
9.3	Entire Agreement		46
9.4	Assignability		46
9.5	Validity		46
9.6	Specific Performance		46
9.7	Governing Law		47
9.8	Counterparts		47

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of April 23, 2003 (the “Agreement”), by and among CACI International Inc, a Delaware corporation (“Parent”), CACI, INC. - FEDERAL, a Delaware corporation and wholly-owned subsidiary of Parent (“Federal”), CACI Premier Technology, Inc. (“Acquisition Sub”), a Delaware corporation and wholly-owned subsidiary of Federal, Premier Technology Group, Inc., a Virginia corporation (“Premier”) and Rajiv Bajwa, a stockholder of Premier (“Bajwa”).

W I T N E S S E T H

WHEREAS, Premier has heretofore conducted a federal government information technology consulting business (the “Business”);

WHEREAS, Acquisition Sub wishes to purchase certain assets and assume certain liabilities related to the Business, and Premier wishes to sell such assets and assign such liabilities to Acquisition Sub; and

WHEREAS, to induce Acquisition Sub to enter into this Agreement and to consummate the transactions contemplated hereby, Premier and Bajwa are agreeing to make certain representations and warranties, perform certain covenants and provide certain indemnities in connection herewith;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article 1

DEFINITIONS

1.1 Certain Matters of Construction. A reference to an article, section, exhibit or schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, law or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws and regulations) by succession of comparable successor laws or regulations and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

1.2 Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
Acquisition Proposals	Section 6.1
Acquisition Sub	Preamble
Agreement	Preamble
Auditor	Section 2.8.4
Bajwa	Preamble
Broker	Section 2.4.2
Business	Recitals
Closing	Section 2.5
Closing Balance Sheet	Section 2.8.1
Closing Date	Section 2.5
Direct Payment	Section 2.4.2
Escrow	Section 2.4.3
Escrow Agent	Section 2.4.3
Escrow Agreement	Section 2.4.3
Escrow Payment	Section 2.4.3
Employee List	Section 3.12.2
Encumbrances	Section 3.15.1
Estimated Closing Balance Sheet	Section 2.8.1
Excluded Assets	Section 2.2
Expenses	Section 6.2.1
Federal	Preamble
Final Closing Balance Sheet	Section 2.8.5
First Payment	Section 2.4.2
GAAP	Section 2.8.1
Governmental Entity	Section 3.4.2
Indemnification Claim	Section 6.3.1
Indemnified Party	Section 6.3.1
Indemnifying Party	Section 6.3.1
Indemnity Deductible	Section 6.3.3
Initial Balance Sheet	Section 2.8.1
Notice of Claim	Section 6.3.1
Objection	Section 2.8.3
Parent	Preamble
Parent Balance Sheet	Section 4.3
Parent Demand Notice	Section 6.1
Parent Indemnified Parties	Section 6.3
Parent Indemnifying Group	Section 6.3
Parent Indemnity Deductible	Section 6.3(b)
Parent Reports	Section 4.3
Permits	Section 3.8
Premier	Preamble
Premier Assets	Section 2.1
Premier Balance Sheet	Section 3.5

Premier Contracts	Section 2.1.3
Premier Common Stock	Section 3.2.1
Premier Demand Notice	Section 6.1
Premier Engagements	Section 2.1.2
Premier Financial Statements	Section 3.5
Premier Indemnified Parties	Section 6.3
Premier Indemnifying Group	Section 6.3
Premier Indemnity Deductible	Section 6.3(c)
Premier Insurance Contracts	Section 3.19
Premier Inventory	Section 2.1.11
Premier Licensed Rights	Section 3.18.1
Premier Obligations	Section 2.3
Premier Proprietary Rights	Section 3.18.1
Premier Plans	Section 3.11.1
Premier Receivables	Section 2.1.8
Premier Work-In-Process	Section 2.1.8
Premier’s Accountant	Section 2.4.2
Premier’s Counsel	Section 2.4.2
Purchase Price	Section 2.4
Selling Group	Section 6.7
Shares	Recitals
Third Party Claim	Section 6.3.2
Transaction	Recitals
Welfare Plan	Section 3.11.1

1.3 Certain Definitions. As used herein, the following terms shall have the following meanings:

Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

Affiliated Group: any affiliated group within the meaning of Code section 1504(a).

COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

Code: the United States Internal Revenue Code of 1986, as amended from time to time.

Commercial Software: packaged commercial software programs generally available to the public through authorized dealers or directly from the manufacturer which have been licensed to Premier and which are used in Premier’s business but are in no way a component of or incorporated in Premier Proprietary Rights.

Control: (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Environmental Claim: any actual notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Material of Environmental Concern at any location, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws: any and all Federal, state, local or foreign statutes, regulations and ordinances relating to the protection of public health, safety or the environment in effect on the Closing Date and that are binding on Premier.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

Exchange Act: the Securities Exchange Act of 1934, as amended.

Knowledge of Premier: shall mean the actual, current knowledge of Bajwa (with respect to all matters regarding Premier set forth in this Agreement), Bruce E. Jesson (with respect to the matters regarding Premier set forth in Articles 3, 5, 6 of this Agreement), Glenn Birch (with respect to the financial matters regarding Premier set forth in Articles 2 – 6 of this Agreement), Chuck Mudd (with respect to the operational matters regarding Premier set forth in Articles 3, 5, 6 of this Agreement), Harry Thornsvard (with respect to the matters regarding Premier set forth in Section(s) Articles 3, 5, 6 of this Agreement), John Davis (with respect to the operational matters regarding Premier set forth in Section(s) Articles 3, 5, 6 of this Agreement) and William “Norm” Benninghoff (with respect to the operational matters regarding Premier set forth in Articles 3, 5, 6 of this Agreement).

Letter of Intent: the letter dated December 19, 2002 from J.P. London, Chairman of the Board, President and Chief Executive Officer of Parent, to Bajwa, President and CEO of Premier, expressing the companies’ intention to effect the purchase and related transactions, subject to execution of this Agreement and other matters, as such letter has been amended from time to time.

Liability: any liability or obligation, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or otherwise, and whether due or to become due, including any liability for Taxes.

Losses: the amount of any actual damages, liabilities, obligations, deficiencies, losses (including without limitation any actual diminution in value), expenditures, costs or expenses (including without limitation reasonable attorneys’ fees and disbursements). For purposes of determining the amount of any Loss, the amount of any Loss shall be reduced by any insurance proceeds received in respect thereof (in each case net of costs of recovery).

Materials of Environmental Concern: petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

Net Assets: The Premier Assets less the Premier Obligations as of the Closing Date, each as determined in accordance with GAAP.

Parent Material Adverse Effect: any change in or effect on the financial condition, business, operations, assets, properties, results of operations of Parent and its Subsidiaries considered on a consolidated basis that might reasonably be expected to impair the ability of Parent to provide funds for payment of the entire Purchase Price in accordance with the terms of this Agreement.

Permitted Encumbrances: (a) liens for current taxes, water and sewer charges and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, (h)those liens disclosed on Exhibit J hereto, and (i) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

Person: an individual, a corporation, an association, a partnership, an estate, a trust or any other entity or organization.

Premier Business Affiliates: Premier Technology International, Inc. and/or Capital Technology, Inc.

Premier Credit Facilities: the line of credit loan to Premier from Wachovia Bank, N.A..

Premier Leases: each lease, sublease, license or other agreement under which Premier uses, occupies or has the right to occupy any real or personal property or interest therein.

Premier Material Adverse Effect: any materially adverse change in or effect on Premier’s financial condition, business, operations, assets, properties, results of operations or prospects. Changes in general industry or economic conditions, consequences of acts of war or terrorism, or adverse effects arising from the announcement or consummation of the transactions contemplated hereby shall not be deemed to have caused a Premier Material Adverse Effect.

SEC: the United States Securities and Exchange Commission, or any Governmental Entity succeeding to its functions.

Securities Act: the Securities Act of 1933, as amended.

Security Interest: any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and not incurred in connection with the borrowing of money.

Subsidiary: any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned by Parent, Premier or their respective Subsidiaries, as the case may be.

Subcontract Agreement: that certain Subcontract Agreement in substantially the form attached hereto as Exhibit I.

Tax: any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Treasury Regulation: a regulation promulgated by the United States Treasury Department under one or more provisions of the Code.

Article 2

THE PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets. Upon and subject to the terms and conditions hereof, at the Closing, Premier shall sell, transfer and assign to Acquisition Sub, and Acquisition Sub shall purchase and acquire from Premier, all right, title and interest in and to the following assets (the “Premier Assets”), in each case free and clear of all liens, charges, security interests, restrictions and other encumbrances except (a) Permitted Encumbrances and (b) Premier Obligations:

2.1.1 the name “Premier Technology Group, Inc.” and all goodwill of Premier; provided, however, that Premier shall be able to retain and use the name “Premier Technology Group, Inc.” during the term of the Subcontract Agreement;

2.1.2 all contracts and other arrangements pursuant to which Premier or any Premier Business Affiliate is providing services and all proposals, bids and offers for future such contracts and arrangements (the “Premier Engagements”), such including without limitation the Premier Engagements listed on Schedule 2.1.2;

2.1.3 all other contracts relating to the Business specifically identified on Schedule 2.1.3 (the “Premier Contracts”), including without limitation the Premier Leases, regardless of whether Premier has obtained any necessary consents to the assignment of such Premier Contracts;

2.1.4 all prepaid expenses, deposits, advances, other prepayments and related rights paid or obtained by Premier (other than those, if any, which constitute Excluded Assets under Section 2.2) that exist as of the Closing with respect to the Business as identified on Schedule 2.1.4;

2.1.5 all Premier Proprietary Rights and all other rights of Premier in intellectual property;

2.1.6 all training materials, speaking materials and sales or promotional materials;

2.1.7 all tangible assets of Premier as of the Closing (other than those tangible assets, if any, which constitute Excluded Assets under Section 2.2), including without limitation all furniture, fixtures, machinery, office and other equipment and leasehold improvements as listed on Schedule 2.1.7;

2.1.8 all of Premier’s accounts receivable and unbilled accounts receivable to the extent reflected on the Final Closing Balance Sheet (the “Premier Receivables”) and work-in-process and unbilled accounts receivable to the extent reflected on the Final Closing Balance Sheet (the “Premier Work-In-Process”) (other than accounts receivable and unbilled accounts receivable and work-in-process due to Premier from the Premier Business Affiliates) as listed on Schedule 2.1.8;

2.1.9 all books, papers, ledgers, documents and records relating to the Premier Assets, including without limitation all records and documents relating to the Premier Engagements, the Premier Contracts, the Premier Receivables, the Premier Work-In-Process and the Premier Assumed Obligations;

2.1.10 all cash, cash equivalents and marketable securities of Premier on hand at the time of the Closing, including but not limited to those certain Premier commercial checking and money market accounts (other than cash, cash equivalents or marketable securities that would cause the Net Assets of Premier to exceed $11,000,000) as set forth Schedule 2.1.10;

2.1.11 all of Premier’s inventory and supplies (the “Premier Inventory”) on hand at the time of the Closing;

2.1.12 all Permits; and

2.1.13 all other tangible and intangible assets of Premier (other than those which constitute Excluded Assets under Section 2.2).

2.2 Excluded Assets. Notwithstanding Section 2.2, no interest of Premier in or to the assets listed on Schedule 2.2 (the “Excluded Assets”) is being sold, assigned or otherwise transferred to Acquisition Sub.

2.3 Assumption of Specified Obligations. At the Closing, Acquisition Sub shall agree to assume and perform after the Closing when and as they become due the following obligations of Premier directly related to the Business (the “Premier Obligations”):

2.3.1 Premier’s accounts payable, accrued expenses and advance billings to customers as set forth on Schedule 2.3.1, as increased or decreased in the ordinary course of business, and in amounts normal and reasonable for the Business and consistent with past experience of the Business, through the Closing Date (other than accounts payable, accrued expenses and advance billings to the Premier Business Affiliates by Premier);

2.3.2 Premier’s obligations of payment or performance after the Closing with respect to the Premier Assets, including without limitation the Premier Engagements and the Premier Contracts;

2.3.3 Premier’s obligations of payment or performance after the Closing to the employees and consultants of Premier and the Premier Business Affiliates who become employees and consultants of Acquisition Sub as of the Closing.

2.3.4 Premier’s obligations of payment or performance under the Premier Credit Facilities, which amounts will be paid in full, terminated and closed concurrently with the Closing;

2.3.5 All liabilities or obligations for Taxes arising out of or relating to the Premier Assets and/or Premier Obligations for all periods commencing after the Closing Date; and

2.3.6 All acts or omissions of Parent, Federal and/or Acquisition Sub relating to the Premier Assets and/or the Premier Obligations arising after the Closing Date.

Except for the Premier Obligations, Acquisition Sub is assuming no liabilities or obligations of Premier in connection with this transaction, including without limitation (a) any liability or obligation of Premier to any Premier Business Affiliate, (b) any personal liability or obligation of Bajwa incurred in any capacity (including without limitation as a director or officer of Premier), (c) any liability or obligation of Premier under any contract, agreement or arrangement to which Premier is a party relating to the Business or the conduct thereof other than the Premier Engagements or the Premier Contracts, (d) any trade or practice liabilities or obligations of Premier, (e) any liability or obligation to any current, former or deceased employee of Premier or Premier Business Affiliates with respect to the period of time before the Closing Date, or (f) any liability or obligation for or arising under any “Employee Benefit Plan.” “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee benefit plan” (as defined in Section 3(1) of ERISA, and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, (g) any liability for Taxes. Without limiting the generality of the foregoing, Premier shall be solely responsible for payment and performance of all liabilities, obligations and amounts at any time owing by Premier before or after the Closing Date, whether direct or indirect, fixed or contingent, known or unknown, other than the Premier Obligations.

2.4 Purchase Price.

2.4.1 The Aggregate Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Acquisition Sub for the Premier Assets shall be $49,000,000 (Forty-Nine Million Dollars), assuming the satisfaction of the conditions set forth in Section 2.4.4 and subject to adjustment as provided below in Section 2.8. All payments of the Purchase Price under this Section 2.4 shall be made in immediately available funds wired to one or more accounts designated by Premier, by a certified check or by such other method as may be agreed by Premier and Acquisition Sub.

2.4.2 The Purchase Price Paid at the Closing. $41,000,000 (Forty-One Million Dollars) of the total Purchase Price (the “Direct Payment”), (i) less (a) the amount of the fees owed by Premier to Windsor (“Broker”) which will be paid by Acquisition Sub directly to Broker pursuant to Section 6.2.2, (b) the amount of the fees owed by Premier to Holland & Knight LLP (“Premier’s Counsel”) which will be paid by Acquisition Sub directly to Premier’s Counsel pursuant to Section 6.2.3, (c) the amount of the fees owed by Premier to Cherry, Bekart, and Holland, LLP (“Premier’s Accountant”) which will be paid by Acquisition Sub directly to Premier’s Accountant pursuant to Section 6.2.4 and (d) the amount, if any, by which the Net Assets in the Estimated Closing Balance Sheet are less than $11,000,000 shall be paid to Premier by Acquisition Sub on the Closing Date pursuant to Section 2.8.1, and (ii) plus the amount, if any, by which the Net Assets in the Estimated Closing Balance Sheet are greater than $11,000,000.

2.4.3 The Escrowed Portion of the Purchase Price. For the purpose of securing Premier’s obligations pursuant to Section 6.3, $3,000,000 (Three Million Dollars) of the total Purchase Price (the “Escrow Payment”) shall be delivered to an account (the “Escrow”) to be administered by Riggs Bank NA (the “Escrow Agent”) pursuant to an escrow agreement substantially in the form of Exhibit A (the “Escrow Agreement”).

2.4.4 The Earn-Out. Up to $5,000,000 (Five Million Dollars) in earn-out payments to be paid as follows:

(a) DCSINT Work. $4.0 million in earn-out payments tied to the continuation of existing efforts presently being performed under Contract No. DABT63-98-A-0009, Delivery Orders 15, 22, 44, 45, 46, 47, & 49 (the “Target Business”) for similar work for the same customer through at least February 28, 2005, either (i) through the existing contract vehicle or (ii) through any other full and open contract vehicle awarded previously or in the future, to Parent or any of its Subsidiaries. The earn-out shall be paid on a pro rata basis according to the number of positions associated with the Target Business that receive funding through at least February 28, 2005. The full earn-out of $4.0 million shall be earned if 100% of the current level of effort of 95 positions (as employees) is fully funded through at least February 28, 2005, and the earn-out shall be paid on a sliding scale outlined in the table below:

	Earn-Out Based on Number of Positions
Employees	0	24	48	72	95
	0%	25.3%	50.5%	75.8%	100%
Earn-Out Achieved ($M)	$0.0	$1.012	$2.020	$3.032	$4.0

Payment of the earn-out for the Target Business shall be consistent with the timing of the funding received by the government (i.e., if the government funds various levels of positions or delivery orders in stages, then the earn-out should be paid in stages based on the        % of Target achieved.) Parent shall pay the proportional share of the earn-out for the Target Business within 45 days of receipt of authorization of the Funding.

(b) CASCOM Work. Up to $1.0 million in earn-out payments tied to the continuation of existing efforts presently being performed under U.S. Army Combined Arms Support Command, Contract No. DABT60-98-D-0003, either (a) through a full and open competition vehicle awarded to Parent or any of its Subsidiaries; (b) to a subcontract or other vehicle awarded to Parent or any of its Subsidiaries; or (c) through the existing contract vehicle. The earn-out shall be based on achieving an annual gross margin (defined as recognized revenue less total direct costs excluding all indirect elements, including, without limitation, fringe benefits, overhead and general and administrative costs and any fees to affiliates of Parent) of $1,371,000, for this contract for the twelve months ended December 31, 2003. The earn-out shall be paid proportionately within 45 days in accordance with the example below:

Payment Milestone Cumulative Gross Margin for the 12 Months ending December 31, 2003
Earn-out Potential	$1,000,000
Target Gross Margin	$1,371,000
Actual Gross Margin (Example)	$1,200,000
% of Target Achieved (Example)	87.5%
Earn-Out Achieved (Example)	$875,274

2.5 Closing. The closing of the purchase and sale of the Premier Assets (the “Closing”) shall take place at the offices of Parent in Arlington, Virginia, commencing at 9 a.m. local time on May 15, 2003 or on such other date as the parties may agree after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (the “Closing Date”). The effective date of the transaction shall be 12:01 a.m. May 16, 2003.

2.6 Instruments of Transfer and Assumption. Premier shall effect the transfer of the Premier Assets to Acquisition Sub at the Closing by such bills of sale, assignments and other instruments of transfer as Acquisition Sub or its counsel and Premier or its counsel mutually deem reasonably necessary or appropriate to transfer full legal and beneficial title to the Premier Assets free and clear of all liens, charges, security interests, restrictions and other encumbrances whatsoever except the Permitted Encumbrances and the Premier Obligations, all of which documents shall contain appropriate and customary warranties and covenants of title and shall be in form and substance reasonably acceptable to Acquisition Sub and its counsel and Premier and its counsel. Premier shall also effect the transfer of the Premier Obligations to and assumption by Acquisition Sub at the Closing by such assignments, assumptions and other instruments of assignment, assumption and transfer as Acquisition Sub or its counsel and Premier or its counsel mutually deem reasonably necessary or appropriate to transfer full legal and beneficial obligation with respect to the Premier Obligations, all of which documents shall contain appropriate and customary warranties and covenants and shall be in form and substance reasonably acceptable to Acquisition Sub and its counsel and Premier and its counsel.

2.7 Additional Actions. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in Acquisition Sub title to or ownership or possession of the Premier Assets and assumption of the Premier Obligations, Bajwa, as well as the officers and directors of Premier and Acquisition Sub, are fully authorized in their name and in the name of their respective corporations or otherwise to take, and will use commercially reasonable efforts to take all such lawful and necessary action to so vest, perfect or confirm in Acquisition Sub title to or ownership of the Premier Assets and assumption of the Premier Obligations, so long as such action is consistent with this Agreement.

2.8 Adjustment to Purchase Price.

2.8.1 Preparation of Estimated Closing Balance Sheet. At least three (3) days before the Closing Date, Premier’s Accountant shall prepare or cause to be prepared and shall deliver to Premier and Acquisition Sub a projected Closing Balance Sheet for Premier as of the opening of business on the Closing Date (the “Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles as consistently applied by Premier if such consistent application is properly in accordance with United States generally accepted accounting principles (collectively, “GAAP”).

2.8.2 Preparation of Closing Balance Sheet. As soon as reasonably possible after the Closing Date (but not later than 60 days thereafter), Acquisition Sub shall prepare or cause to be prepared and shall deliver to Premier a Closing Balance Sheet for Acquisition Sub as of the opening of business on the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP provided, however, that based upon the representation and warranty by Premier in Section 3.15.2 that all of the Premier Receivables, less any allowances for doubtful accounts reflected in the Estimated Closing Balance Sheet, are collectible, the Closing Balance Sheet shall not in any manner increase in the Closing Balance Sheet the allowances for doubtful accounts reflected in the Estimated Closing Balance Sheet.

2.8.3 Review of Closing Balance Sheet. Premier, upon receipt of the Closing Balance Sheet, shall (a) review the Closing Balance Sheet and (b) to the extent it may deem necessary, make reasonable inquiry of Acquisition Sub and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet. Premier and its employees and advisors shall have full access upon prior written notice and during normal business hours to the books, papers, work papers, schedules, calculations and records relating to the preparation of the Closing Balance Sheet in connection with such inquiry and the preparation of any objections thereto. The Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, Premier unless Premier shall have notified Acquisition Sub in writing of any objections thereto (the “Objection”) within 30 days after receipt of the Closing Balance Sheet.

2.8.4 Disputes. In the event of the Objection, Acquisition Sub shall have 20 days to review and respond to the Objection, and Acquisition Sub and Premier (and/or their respective employees and/or advisors) shall attempt to resolve the differences underlying the Objection within 20 days following completion of Acquisition Sub’s review of the Objection. Disputes between Acquisition Sub and Premier which cannot be resolved by them within such 20-day period shall be referred no later than such 20th day for decision to KPMG or such other nationally-recognized independent public accounting firm mutually selected by Premier and Acquisition Sub (which firm shall not be either of (a) the independent public accountants of Parent or (b) the independent public accountants of Premier (the “Auditor”) who shall act as arbitrator and determine, based solely on presentations by Premier and Acquisition Sub (and/or their respective employees and/or advisors) and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Balance Sheet requires adjustment. Acquisition Sub and Premier each agree to execute a reasonable engagement letter proposed by the Auditor. The Auditor shall deliver its written determination to Acquisition Sub and Premier no later than the 30th day after the remaining differences underlying the Objection are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor’s determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated equally between Acquisition Sub and Premier. Acquisition Sub and Premier shall make readily available to the Auditor all relevant information, books and records and any work papers, schedules and calculations relating to the Closing Balance Sheet and all other items reasonably requested by the Auditor and the Auditor shall be required to maintain the confidentiality of the information and documents received by the Auditor. In no event may the Auditor’s resolution of any difference be for an amount which is outside the range of Acquisition Sub’s and Premier’s disagreement.

2.8.5 Final Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties upon the earlier of (a) Premier’s failure to object thereto within the period permitted under Section 2.8.3, (b) the agreement between Acquisition Sub and Premier with respect thereto and (c) the decision by the Auditor with respect to any disputes under Section 2.8.4. The Closing Balance Sheet, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the “Final Closing Balance Sheet.”

2.8.6 Adjustments to the Purchase Price. As soon as practicable (but not more than five business days) after the date on which the Final Closing Balance Sheet shall have been determined in accordance with this Section 2.5, (a) Premier shall pay to Acquisition Sub in immediately available funds in United States dollars the amount, if any, by which the Net Assets in the Final Closing Balance Sheet are less than the Net Assets in the Estimated Closing Balance Sheet, which shall constitute an immediate adjustment of the Purchase Price in such amount or (b) Acquisition Sub shall pay to Premier, in immediately available funds in United States Dollars the amount, if any, by which the Net Assets in the Final Closing Balance Sheet are greater the Net Assets in the Estimated Closing Balance Sheet, which shall constitute an immediate adjustment of the Purchase Price in such amount.

Article 3

REPRESENTATIONS AND WARRANTIES OF PREMIER AND BAJWA

Except for those representations and warranties expressly set forth in this Article 3, neither Premier nor Bajwa makes any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning the organization, business, assets, liabilities or operations of Premier, including by way of illustration but not limitation the fact that neither Premier nor Bajwa makes or shall be deemed to have made any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, estimates, budgets, forecasts or other forward-looking information concerning the future revenue, income, profit or other financial results or consequences of Premier or any of its Affiliates, and any such other representations or warranties are hereby expressly disclaimed in full and for all time. Premier and Bajwa jointly and severally represent and warrant to Parent, Federal and Acquisition Sub as follows:

3.1 Corporate Status of Premier. Except as set forth on Schedule 3.1 hereto, Premier is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Except as set forth on Schedule 3.1 hereto, Premier is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not have a Premier Material Adverse Effect. All jurisdictions in which Premier is qualified to do business are set forth on Schedule 3.1 hereto.

3.2 Capital Stock.

3.2.1 Authorized Stock of Premier. The authorized capital stock of Premier consists of 1,000 shares of common stock, no par value (“Premier Common Stock”), of which 1,000 shares are issued and outstanding and no shares are held in Treasury. All of the outstanding shares of Premier Common Stock have been duly authorized and validly issued, were not issued in violation of any person’s preemptive rights, and are fully paid and nonassessable. Bajwa owns of record and beneficially all of the outstanding shares of Premier Common Stock.

3.2.2 Options and Convertible Securities of Premier. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating Premier to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. Except as set forth on Schedule 3.2, there are no voting trusts or other agreements or understandings to which Premier or Bajwa is a party with respect to the voting of the shares of Premier Common Stock and Premier is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of Premier Common Stock or any other securities of Premier.

3.3 Subsidiaries. Premier has no Subsidiaries. Except as set forth on Schedule 3.3, Premier has not acquired, sold, divested or liquidated any Subsidiary or line of business.

3.4 Authority for Agreement; Noncontravention.

3.4.1 Authority. Premier has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of Premier’s obligations hereunder, have been duly and validly authorized by the board of directors of Premier and no other corporate proceedings on the part of Premier are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of Premier’s obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by Premier have been duly executed and delivered by Premier and constitute valid and binding obligations of Premier, enforceable against Premier in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.4.2 No Conflict. Except as set forth on Schedule 3.4 hereto, none of the execution, delivery or performance of this Agreement and the agreements referenced herein by Premier or Bajwa, nor the consummation by Premier or Bajwa of the transactions contemplated hereby or thereby will (a) conflict with or result in a violation of any provision of Premier’s charter documents or by-laws, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Premier is a party or by which Premier or any of its assets or properties are bound or which is applicable to Premier or any of its assets or properties. Except as set forth on Schedule 3.4.2 and except to the extent that novation is required as further described in Section 6.6.2 below, no authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a “Governmental Entity”) is necessary for the execution and delivery of this Agreement by Premier or Bajwa or the consummation by Premier or Bajwa of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Premier Material Adverse Effect.

3.5 Financial Statements. Premier has previously furnished Parent with a copy of Premier’s audited balance sheet as of December 31, 2002 and unaudited balance sheet as of February 28, 2003 which are attached as Schedule 3.5 and Premier’s statement of operations, cash flows and changes in the stockholders’ equity for the year then ended. The annual financial statements were audited by Cherry, Bekart, and Holland, LLP, certified public accountants. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Premier Financial Statements” and Premier’s balance sheet as of February 28, 2003 is referred to herein as the “Premier Balance Sheet.” The balance sheet included in the Premier Financial Statements (including any related notes) fairly presents in all material respects the financial position of Premier as of its date, and the other statements included in Premier Financial Statements (including any related notes) fairly present in all material respects the results of operations, cash flows and the stockholders’ equity, as the case may be, of Premier for the periods therein set forth, in each case in accordance with GAAP consistently applied (all except as otherwise stated therein).

3.6 Absence of Material Adverse Changes. Except as set forth on Schedule 3.6 hereto, since the date of the Letter of Intent, Premier has not suffered any Premier Material Adverse Effect, and there has not occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in a Premier Material Adverse Effect. Except as set forth on Schedule 3.6 hereto and except for dividends or distributions that will not cause the Net Assets of Premier to be less than $11,000,000, since the date of the Letter of Intent, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by Premier of, any of the shares of capital stock of Premier, or any commitment relating to any of the foregoing.

3.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7, Premier has no Liabilities that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Premier Financial Statements, except (a) Liabilities incurred in the ordinary course of business since the date of the Premier Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have a Premier Material Adverse Effect, (b) Liabilities, including but not limited to Liabilities arising under any agreement, contract, commitment or lease permitted or contemplated by this Agreement, and (c) Liabilities, including but not limited to Liabilities arising under any agreement, contract, commitment or lease expressly disclosed on the Schedules delivered hereunder.

3.8 Compliance with Applicable Law, Charter and By-Laws. Premier has all requisite licenses, permits and certificates from all Governmental Entities necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated, except as set forth on Schedule 3.8 hereto and except for any licenses, permits and certificates the absence of which, in the aggregate, do not and could not reasonably be expected to have a Premier Material Adverse Effect (collectively, “Permits”) or prevent or materially delay the consummation of the transactions contemplated hereby. All of such Permits are in full force and effect. Premier is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of Premier, threatened, which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Permits. To the Knowledge of Premier, the business of Premier is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity, which violation, in the aggregate, could reasonably be expected to have a Premier Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. Premier is not in default or violation of any provision of its charter documents or its by-laws.

3.9 Litigation and Audits. Except for any claim, action, suit or proceeding set forth on Schedule 3.9 or Schedule 3.10 hereto, (a) Premier has received no notice that there is any investigation by any Governmental Entity with respect to Premier pending or, to the Knowledge of Premier, threatened, and no Governmental Entity has indicated to Premier an intention to conduct the same, which, if adversely determined, either singly or in the aggregate, could reasonably be expected to have a Premier Material Adverse Effect or materially delay the consummation of the transactions contemplated hereby; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of Premier, threatened against or involving Premier or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity, that, if adversely determined, either singly or in the aggregate, would have a Premier Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Premier.

3.10 Tax Matters.

3.10.1 Filing of Returns. Except as set forth on Schedule 3.10.1 Premier has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Premier (as shown on any such Tax Return) have been paid or have been adequately reserved for on the Premier Balance Sheet. Premier is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Premier does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Premier has not received any notice that there are any Security Interests on any of the Premier Assets that arose in connection with any failure (or alleged failure) to pay any Tax. Schedule 3.10 lists all federal, state, local and foreign income Tax Returns filed with respect to Premier for taxable periods ended on or after December 31, 1999, and indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.

3.10.2 Payment of Taxes. Except as set forth on Schedule 3.10.2 Premier has accrued, withheld and/or paid all Taxes required to have been accrued, withheld and/or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

3.10.3 Premier Business Affiliates. None of Parent, Federal or Acquisition Sub or Premier employees and Premier Business Affiliate employees will suffer any Loss due to the imposition of any tax, charge, penalty or the like imposed by the government of the Federal Republic of Germany or any subdivision thereof in connection with the employment of persons in the Federal Republic of Germany by Premier or any of its Affiliates prior to the Closing Date.

3.11 Employee Benefit Plans.

3.11.1 List of Plans. Schedule 3.11.1 hereto contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any persons employed by Premier or in which any person employed by Premier is eligible to participate and which is currently maintained or that was maintained at any time by Premier or any ERISA Affiliate of Premier (collectively, the “Premier Plans”), including without limitation any Premier Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”).

3.11.2 ERISA. Schedule 3.11.2 contains a complete list of all employee pension benefit plans (as defined in Section 3(2) of ERISA) which are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code (the “Pension Plans”). Each Pension Plan has been determined by the Internal Revenue Service to be so qualified, and the trust created thereunder has been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to the Purchaser. Any such determination remains in effect and has not been revoked, and nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption.

Neither Premier not any ERISA Affiliate has incurred any liability under Title IV of ERISA which has not been paid in full prior to the Closing. There has been no “accumulated funding deficiency” (whether or not waived) with respect to any Pension Plan ever maintained by Premier or any ERISA Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Pension Plan maintained by Premier or any ERISA Affiliate and subject to Title IV of ERISA, there has been no (nor will be any as a result of the transaction contemplated by this Agreement) (i) “reportable event,” within the meaning of ERISA Section 4043, or the regulations thereunder (for which notice the notice requirement is not waived under 29 C.F.R. Part 2615) and (ii) no event or condition which presents a material risk of plan termination or any other event that may cause Premier or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. No Pension Plan maintained by Premier or any ERISA Affiliate and subject to Title IV of ERISA has any “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18), as of the Closing Date, and, without any additional contributions being made to such Plan, the assets of such Plan are sufficient to satisfy all obligations of the Plan if the Plan were to terminate. Neither Premier nor any ERISA Affiliate currently maintains or has ever maintained a Multiemployer Plan.

3.12 Employment-Related Matters.

3.12.1 Labor Relations. Except to the extent set forth on Schedule 3.12 hereto: (a) Premier is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of employees of Premier; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Knowledge of Premier, threatened against or otherwise affecting Premier, and Premier has not experienced the same; (c) Premier has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has Premier planned or announced any such action or program for the future with respect to which Premier has any material liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from Premier before the date hereof have been paid or accrued as of the date hereof.

3.12.2 Employee List. Premier has heretofore delivered to Parent a list (the “Employee List”) dated as of April 18, 2003 containing the name of each person employed by Premier and Premier Business Affiliates and each such employee’s position, starting employment date and annual salary. This list is attached on Schedule 3.12.2. The Employee List is correct and complete as of the date of the Employee List. No third party has asserted any claim or, to the Knowledge of Premier, has any reasonable basis to assert any claim against Premier that either the continued employment by, or association with, Premier of any of the present officers or employees of, or consultants to, Premier contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

3.13 Environmental Matters.

3.13.1 Environmental Laws. Except as set forth on Schedule 3.13 hereto, (a) Premier is and has been in compliance with all applicable Environmental Laws in effect on the date hereof; (b) Premier has not received any written communication that alleges that it is or was not in compliance with all applicable Environmental Laws in effect on the date hereof; (c) there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws; (d) all Permits and other governmental authorizations currently held by Premier pursuant to the Environmental Laws are in full force and effect, Premier is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by Premier for the conduct of its business on the date hereof; (e) such Permits will not be terminated or impaired or become terminable, in whole or in part, solely as a result of the transactions contemplated hereby; and (f) the management, handling, storage, transportation, treatment, and disposal by Premier of all Materials of Environmental Concern is and has been in compliance with all applicable Environmental Laws.

3.13.2 Environmental Claims. Except as set forth on Schedule 3.13 hereto, there is no Environmental Claim pending or, to the Knowledge of Premier, threatened, against or involving Premier or against any Person whose liability for any Environmental Claim Premier has or may have retained or assumed either contractually or by operation of law.

3.13.3 No Basis for Claims. Except as set forth on Schedule 3.13 hereto, there are no past or present actions or activities by Premier, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by Premier, that could reasonably form the basis of any Environmental Claim against Premier or against any person or entity whose liability for any Environmental Claim Premier may have retained or assumed either contractually or by operation of law, including, without limitation, the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, related to the premises at any time occupied by Premier. Without limiting the generality of the foregoing, except as set forth on Schedule 3.13 hereto, Premier has not received any notices, demands, requests for information, investigations pertaining to compliance with or liability under Environmental Law or Materials of Environmental Concern, nor, to the Knowledge of Premier, are any such notices, demands, requests for information or investigations threatened.

3.13.4 Disclosure of Information. Premier has made, and during the period between the date of this Agreement and the Closing Date will continue to make, available to Parent, Federal and Acquisition Sub all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern pertaining to Premier or any property or facility now or previously owned, leased or operated by Premier that are in the possession, custody, or control of Premier.

3.13.5 Liens. No lien imposed relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by Premier.

3.14 No Broker’s or Finder’s Fees. Except as provided for in Section 2.4.2, Premier has neither paid nor become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

3.15 Assets Other Than Real Property.

3.15.1 Title. Premier has good and marketable title to all of the Premier Assets shown on the Premier Balance Sheet, and such title is in each case free and clear of any mortgage, pledge, lien, security interest, lease or other encumbrance (collectively, “Encumbrances”), except for (a) assets disposed of since the date of the Premier Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) liabilities, obligations and Encumbrances reflected in the Premier Balance Sheet or otherwise in the Premier Financial Statements, (c) Permitted Encumbrances, and (d) liabilities, obligations and Encumbrances set forth on Schedule 3.15 hereto.

3.15.2 Accounts Receivable. Except as set forth on Schedule 3.15, all Premier Receivables, shown on the Estimated Closing Balance Sheet as will be confirmed on the Final Closing Balance Sheet are good, valid and existing accounts and all represent an undisputed, bona fide sale and delivery of goods or services. The Premier Receivables are collectible in the amount shown have been collected or are collectible in all material respects in the aggregate amount shown.

3.15.3 Condition. All Premier Assets are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear taken in the aggregate is not material to Premier and does not affect Premier’s obligations to perform under this Agreement.

3.16 Real Property.

3.16.1 Premier Real Property. Premier neither owns nor has owned any real property.

3.16.2 Premier Leases. Schedule 3.16 hereto lists all Premier Leases. Complete copies of the Premier Leases, and all material amendments thereto (which are identified on Schedule 3.16), have been made available by Premier to Parent. The Premier Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances) and no Encumbrances (except permitted Encumbrances) have been granted by or caused by the actions of Premier. The Premier Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.16, neither Premier nor, to the Knowledge of Premier, any other party to a Premier Lease, has committed a material breach or default under any Premier Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default, nor, to the Knowledge of Premier, are there any facts or circumstances that would reasonably indicate that Premier is likely to be in material breach or default under any Premier Lease. Schedule 3.16 correctly identifies each Premier Lease the provisions of which would be materially and adversely affected by the transactions contemplated hereby and each Premier Lease that requires the consent of any third party in connection with the transactions contemplated hereby. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of Premier Leases remains to be paid for or to be performed by Premier. Except as set forth on Schedule 3.16, no Premier Lease has an unexpired term which including any renewal or extensions of such term provided for in such Premier Lease could exceed ten years.

3.16.3 Condition. All buildings, structures, leasehold improvements and fixtures, or parts thereof, used by Premier in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted.

3.17 Agreements, Contracts and Commitments.

3.17.1 Premier Agreements. Except as set forth on Schedule 3.17 hereto or any other Schedule hereto, Premier is not a party to:

(a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(b) any employment agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants) to the extent there remain at the date hereof obligations to be performed by Premier;

(c) any agreement for personal services or employment with a term of service or employment specified in the agreement or any agreement for personal services;

(d) any agreement of guarantee or indemnification in an amount that is material to Premier taken as a whole;

(e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of Premier to compete with any person in any geographic area or to engage in any line of business;

(f) any lease other than Premier Leases under which Premier is lessee that involves, in the aggregate, payments of $25,000 or more per annum or is material to the conduct of the business of Premier;

(g) any joint venture or profit-sharing agreement (other than with employees);

(h) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit agreements providing for the extension of credit to Premier or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $25,000 or more;

(i) any license agreement, either as licensor or licensee, involving payments (including past payments) of $25,000 in the aggregate or more, or any material distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material contract or commitment;

(j) any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the Premier Proprietary Rights;

(k) any agreement or arrangement providing for the payment of any commission based on sales other than to employees of Premier;

(l) any agreement for the sale by Premier of materials, products, services or supplies that involves future payments to Premier of more than $25,000;

(m) any agreement for the purchase by Premier of any materials, equipment, services, or supplies, that either (i) involves a binding commitment by Premier to make future payments in excess of $25,000 and cannot be terminated by it without penalty upon less than three months’ notice or (ii) was not entered into in the ordinary course of business;

(n) any agreement or arrangement with any third party for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the business of Premier;

(o) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by Premier that involves future payments by it of more than $25,000;

(p) any agreement or commitment to which present or former directors, officers or Affiliates of Premier, or directors or officers of any Affiliate of any of the foregoing, are also parties;

(q) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by Premier of more than $25,000, other than Premier Leases;

(r) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of Premier; or

(s) any agreement that provides for any continuing or future obligation of Premier, involving liability to Premier of more than $25,000, actual or contingent, including but not limited to any continuing representation or warranty and any indemnification obligation, in connection with the disposition of any business or assets of Premier.

3.17.2 Validity. Except as set forth on Schedule 3.17, all Premier Engagements and all Premier Contracts required to be set forth on Schedule 3.17 are valid and in full force and effect; neither Premier nor, to the Knowledge of Premier, any other party thereto, has breached any provision of, or defaulted under the terms of any such Premier Engagements of Premier Contracts, except for any breaches or defaults that, in the aggregate, would not be expected to have a Premier Material Adverse Effect or have been cured or waived; and Premier has not received any “notice to cure” or a similar notice from any Governmental Entity requesting performance under any Premier Engagements or Premier Contracts between Premier and such Governmental Entity.

3.17.3 Third-Party Consents. Schedule 3.17 identifies each of the Premier Engagements and Premier Contracts that requires the consent of a third party in connection with the transactions contemplated hereby.

3.18 Intellectual Property.

3.18.1 Right to Intellectual Property. Except as set forth on Schedule 3.18 hereto, Premier (a) owns all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of Premier as currently conducted (the “Premier Proprietary Rights”), or (b) has a valid, perpetual, fully-paid, worldwide right to use any other patents, trademarks, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (the “Premier Licensed Rights”), that are used in the business of Premier as currently conducted. The Commercial Software used in the business of Premier in each case has been acquired and used by Premier on the basis of and in accordance with a valid license which, to Premier’s knowledge was acquired from the manufacturer or the dealer authorized to distribute such Commercial Software. A complete list of the Commercial Software used in the business of Premier which costs in excess of $25,000 to license or is not generally commercially available is set forth on Schedule 3.18. Premier has not received notice that it (y) is in breach of any of the terms and conditions of any such license or (z) has been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software.

3.18.2 No Conflict. Set forth on Schedule 3.18 is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefore, included in Premier Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Premier Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Except as set forth on Schedule 3.18, no software product included in Premier Proprietary Rights currently marketed by Premier has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has Premier been requested to make any such registration. Set forth on Schedule 3.18 is a complete list of all domain names, secure socket layer certificates and other World Wide Web certificates held in the name of Premier, which list includes all domain names used by Premier in its business. Set forth on Schedule 3.18 is a complete list of all material licenses, sublicenses and other agreements as to which Premier is a party and pursuant to which Premier or any other person is authorized to use any Premier Proprietary Right or trade secrets material to the business of Premier; such schedule includes the identity of all parties to such licenses, sublicenses and other agreements, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Premier is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair Premier’s rights under such license, sublicense or agreement. Except as disclosed in this Article 3, the execution and delivery of this Agreement by Premier, and the consummation of the transactions contemplated hereby, will neither cause Premier to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth on Schedule 3.18, Premier is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any and all liens, claims and encumbrances, other than license rights granted in the ordinary course of business), all rights included among the Premier Proprietary Rights, and Premier has sole and exclusive rights (other than license rights granted in the ordinary course of business and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Premier Proprietary Rights are being used. No claims with respect to Premier Proprietary Rights have been asserted or, to the Knowledge of Premier, are threatened by any Person nor are there any valid grounds for any bona fide claims (a) to the effect that the manufacture, sale, licensing or use of any of the products of Premier as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by Premier infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right, (b) against the use by Premier of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Premier’s business as currently conducted or as proposed to be conducted, or (c) challenging the ownership by Premier, or the validity or effectiveness, of any of the Premier Proprietary Rights. All material registered trademarks, service marks and copyrights registered in the name of Premier are valid and subsisting in the jurisdictions in which they have been filed. To the Knowledge of Premier, there is no material unauthorized use, infringement or misappropriation of any of Premier Proprietary Rights by any third party, including any employee or former employee of Premier. No Premier Proprietary Right or product of Premier is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Premier. Except as set forth in Schedule 3.18, Premier has not entered into any agreement under which Premier is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. Premier’s products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of Premier Proprietary Rights.

3.18.3 Employee Agreements. Except as set forth on Schedule 3.18, each employee, officer and consultant of Premier has executed a confidentiality and non-competition agreement in substantially the form attached hereto as Exhibit 3.18. To the Knowledge of Premier, no employee, officer or consultant of Premier is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with Premier, and Premier Business Affiliate or any previous employer.

3.19 Insurance Contracts. Schedule 3.19 hereto lists all contracts of insurance and indemnity in force at the date hereof with respect to Premier. Such contracts of insurance and indemnity and those shown in other Schedules to this Agreement (collectively, the “Premier Insurance Contracts”) insure against such risks, and, to the Knowledge of Premier, are in such amounts as are appropriate and reasonable considering Premier’s property, business and operations.

3.20 Banking Relationships. Schedule 3.20 hereto shows the names and locations of all banks and trust companies in which Premier has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

3.21 Intentionally Left Blank.

3.22 Absence of Certain Relationships. Except as set forth on Schedule 3.22, none of (a) Premier, (b) any executive officer of Premier, (c) Bajwa, or (d) any member of the immediate family of the persons listed in (a) through (c) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of Premier (other than holdings in publicly held companies of less than two percent (2%) of the outstanding capital stock of any such publicly held company).

3.23 Foreign Corrupt Practices. Neither Premier, nor any Affiliate of Premier, nor any other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly taken any action which would cause Premier to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. Neither Premier, nor any Affiliate of Premier, nor any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Premier or any Affiliate of Premier, or (iv) in violation of any law or regulation, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Premier.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT, FEDERAL AND ACQUISITION SUB

Parent, Federal and Acquisition Sub, jointly and severally, represent and warrant to Premier as follows:

4.1 Corporate Status of Parent, Federal and Acquisition Sub. Each of Parent, Federal and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

4.2 Authority for Agreement; Noncontravention.

4.2.1 Authority. Each of Parent, Federal and Acquisition Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent, Federal and Acquisition Sub and no other corporate proceedings on the part of Parent, Federal or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Parent, Federal or Acquisition Sub have been duly executed and delivered by Parent, Federal and/or Acquisition Sub, as the case may be, and constitute valid and binding obligations of Parent, Federal and/or Acquisition Sub, as the case may be, enforceable against Parent, Federal and/or Acquisition Sub in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.2.2 No Conflict. Neither execution and delivery of this Agreement by Parent, Federal or Acquisition Sub, nor the performance by Parent, Federal or Acquisition Sub of its obligations hereunder, nor the consummation by Parent, Federal or Acquisition Sub of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or by-laws of Parent, Federal or Acquisition Sub, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent, Federal, Acquisition Sub or any of Parent’s other Subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement Parent, Federal or Acquisition Sub or the consummation by Parent, Federal or Acquisition Sub of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Parent Material Adverse Effect.

4.3 SEC Statements, Reports and Documents. Parent has filed all required forms, reports, statements and documents with the SEC since July 1, 1999. The documents so filed by Parent and available in the public records of the SEC include (a) its Annual Reports on Form 10-K for the fiscal years ended June 30, 2001 and June 30, 2002, respectively, (b) its Quarterly Report on Forms 10-Q for the fiscal quarters ended September 30 and December 31, 2002, (c) all other forms, reports, statements and documents filed or required to be filed by it with the SEC since July 1, 1999, and (d) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (the documents referred to in clauses (a), (b), (c) and (d) being hereinafter referred to as the “Parent Reports”). The consolidated balance sheet of Parent and its subsidiaries at September 30, 2002 including the notes thereto, is hereinafter referred to as the “Parent Balance Sheet.” The Parent Reports and the Parent Balance Sheet are true and correct in all material respects and Premier and Bajwa are authorized to rely on the Parent Reports and the Parent Balance Sheet in deciding to enter into this Agreement and consummate the transactions contemplated hereby. Parent shall continue to cause all required forms, reports, statements and documents to be filed with the SEC and to cause such filings to be true and complete in all material respects, to and through the Closing.

4.4 Absence of Material Adverse Changes. Since the date of the Parent Balance Sheet, Parent has not suffered any Parent Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that would result in a Parent Material Adverse Effect.

4.5 Litigation and Audits. Except for any claim, action, suit or proceeding set forth on Schedule 4.5 hereto, (a) None of Parent, Federal or Acquisition Sub has received any written notice that there is any investigation by any Governmental Entity with respect to Parent, Federal or Acquisition Sub pending or, to the knowledge of Parent, Federal or Acquisition Sub, threatened, nor has any Governmental Entity indicated to Parent, Federal or Acquisition Sub in writing an intention to conduct the same, which, if adversely determined, either singly or in the aggregate, could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby; (b) None of Parent, Federal or Acquisition Sub has received any written notice that there is any claim, action, suit, arbitration or proceeding pending or, to the knowledge of Parent, Federal or Acquisition Sub, threatened against or involving Parent, Federal or Acquisition Sub or any of their assets or properties, at law or in equity, or before any arbitrator or Governmental Entity, that, if adversely determined, either singly or in the aggregate, could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Parent, Federal or Acquisition Sub that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

4.6 No Broker’s or Finder’s Fees. None of Parent, Federal or Acquisition Sub has either paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement with respect to which Premier or Bajwa will be liable.

4.7 Acquisition and Opportunity to Investigate. Parent, Federal, and Acquisition Sub acknowledge that (a) neither Premier nor Bajwa nor any of their directors, officers, employees, affiliates, agents, advisors or representatives makes or shall be deemed to have made any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, estimates, budgets, forecasts or other forward-looking information concerning the future revenue, income, profit or other financial results or consequences of Premier or any of it’s Affiliates, (b) there are uncertainties inherent in attempting to make any such projections, estimates, budgets, forecasts or forward-looking information, (c) actual results may differ materially from any such projections, estimates, budgets, forecasts or forward-looking information and (d) Parent, Federal and Acquisition Sub shall have no claim against Premier or Bajwa with respect thereto. Parent, Federal and Acquisition Sub also acknowledge that neither Premier nor Bajwa nor any of their directors, officers, employees, affiliates, agents, advisors or representatives makes or shall be deemed to have made any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever except as expressly set forth in this Agreement.

4.8 No Outside Reliance. None of Parent, Federal or Acquisition Sub has relied nor is relying upon any statement or representation which is not made in this Agreement or the

Exhibits or the Schedules attached hereto, any related agreement or any certificates to be delivered to them at the Closing.

4.9 Financing. Acquisition Sub has sufficient funds to permit it to consummate the transactions contemplated hereby.

Article 5

CONDUCT PRIOR TO THE CLOSING DATE

5.1 Conduct of Business of Premier. Except as set forth on Schedule 5.1 hereto, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Premier shall, unless otherwise required by law and except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that Premier’s goodwill and ongoing business shall be unimpaired at the Closing Date, and (b) promptly notify Parent of any event or occurrence which will have or could reasonably be expected to have a Premier Material Adverse Effect. In addition, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Premier shall not, unless otherwise required by law and except as set forth on Schedule 5.1 hereto or to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld):

(a) amend its charter documents or by-laws;

(b) declare or pay any dividends or distributions on its outstanding shares of capital stock or purchase, redeem or otherwise acquire for consideration any shares of its capital stock or other securities, except in accordance with agreements existing as of the date hereof and except as will not cause the Net Assets of Premier to be less than $11,000,000; nevertheless, should Premier declare or pay any dividends or distributions on its outstanding shares of capital stock or purchase, redeem or otherwise acquire for consideration any shares of its capital stock or other securities, Premier promptly shall notify Acquisition Sub of the same;

(c) issue or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock, other than the issuance of shares of Premier Common Stock pursuant to the conversion, exercise or exchange of securities therefore outstanding as of the date hereof in accordance with their terms.

(d) borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or Liability, except obligations incurred in the ordinary course of business consistent with past practices and except with respect to the borrowing of funds to be used to fund dividends or distributions permitted pursuant to Section 5.1(b);

(e) pay, discharge or satisfy any claim, obligation or Liability in excess of $25,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the Premier Balance Sheet, or incurred since the date of the Premier Balance Sheet in the ordinary course of business consistent with past practices or in connection with this transaction;

(f) except as required by applicable law, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of Premier, except in the ordinary course of business consistent with past practices;

(h) acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of Premier, except in the ordinary course of business consistent with past practices;

(i) increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent (5%) of the director’s or officer’s salary on the date hereof, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (iii) the compensation of any of its other employees, consultants or agents except (A) in the ordinary course of business consistent with past practices (B) as required pursuant to the those certain retention agreements by and between Premier and certain employees of Premier, including without limitation, Harry Thornsvard, Chuck Mudd and John Davis, copies of which have been furnished to Acquisition Sub; nevertheless, should Premier increase the compensation of any of its employees, consultants or agents, Premier promptly shall notify Acquisition Sub of such action as will not cause the Net Assets of Premier to be less than $11,000,000 (c) as will not cause the Net Assets of Premier to be less than $11,000,000.

(j) dispose of, permit to lapse, or otherwise fail to preserve its rights to use the Premier Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Premier Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Premier Material Adverse Effect;

(k) sell, or grant any right to exclusive use of, all or any part of the Premier Proprietary Rights;

(l) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that would have or could reasonably be expected to have a Premier Material Adverse Effect;

(m) amend in any material respect any agreement to which it is a party, the amendment of which will have or could reasonably be expected to have a Premier Material Adverse Effect;

(n) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $25,000 or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have a Premier Material Adverse Effect;

(o) take any action that would decrease Premier’s Net Assets below $11,000,000; nevertheless, should Premier take and action that would materially decrease Premier’s Net Assets, Premier shall promptly notify Acquisition Sub of such action;

(p) make any change in any method of accounting or accounting practice other than changes required to be made in order that Premier’s financial statements comply with GAAP; or

(q) agree, whether in writing or otherwise, to take any action described in this Section 5.1.

Notwithstanding the foregoing, between the date of this Agreement and the Closing Date Premier may distribute to Bajwa the assets listed on Schedule 2.2.

5.2 Conduct of Business of Parent. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, none of Parent, Federal or Acquisition Sub shall, except to the extent that Premier shall otherwise consent in writing (such consent not to be unreasonably withheld), take any action that would materially impair Acquisition Sub’s ability to pay the aggregate Purchase Price or otherwise to perform its obligations under this Agreement. Further, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent, Federal and Acquisition Sub shall, except to the extent that Premier shall otherwise consent in writing (such consent not to be unreasonably withheld)

promptly notify Premier of any event or occurrence which will have or could reasonably be expected to have an adverse effect on the ability of Acquisition Sub, Federal or Parent to pay the aggregate Purchase Price and otherwise to perform their respective obligations hereunder.

Article 6

ADDITIONAL AGREEMENTS

6.1 Exclusivity. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 9 hereof, neither Premier nor Bajwa will, directly or indirectly, through their respective affiliates, agents, officers and directors, directly or indirectly, solicit, initiate, or participate in discussions or negotiations or otherwise cooperate in any way with, or provide any information to, any corporation, partnership, person, or other entity or group concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock, or similar transaction involving Premier or any Premier Business Affiliate (all such transactions being referred to herein as “Acquisition Proposals”). Notwithstanding the foregoing, in the event that Premier at any time from and after the date of this Agreement and before the earlier of the Closing Date or the termination of this Agreement in accordance with Article 9 hereof, accepts an Acquisition Proposal from any person or entity other than Parent, Parent shall be entitled, providing that none of Parent, Federal and Acquisition Sub is not in a material breach of any of its obligations hereunder, upon demand submitted in a form of a notice to Premier (the “Parent Demand Notice”) to the payment of the sum of $250,000. Premier shall make such payment within ten (10) days of its receipt of such Parent Demand Notice. In the event that any of Parent, Federal or Acquisition Sub at any time from and after the date of this Agreement and before the earlier of the Closing Date or the termination of this Agreement in accordance with Article 9 hereof, terminates this Agreement for any reasons other than as allowed by this Agreement, Premier shall be entitled, providing that neither Premier nor Bajwa is in a material breach of any of its obligations hereunder, upon demand submitted in a form of a notice to Parent (the “Premier Demand Notice”) to the payment of the sum of $250,000. Parent shall make such payment within ten (10) days of its receipt of such Premier Demand Notice. The provisions in this Section 6.1 shall take precedence over any provisions in the Letter of Intent regarding the matters set forth in this Section 6.1.

6.2 Expenses.

6.2.1 General. Except as provided in this Section 6.2, each party hereto shall be responsible for its own costs and expenses in connection with the Transaction, including fees and disbursements of consultants, brokers, finders, investment bankers and other financial advisors, counsel and accountants (“Expenses”).

6.2.2 Broker Fees. At the Closing, Acquisition Sub shall pay to Broker an amount to be designated in writing by Premier to Acquisition Sub, which amount shall be deducted from the Direct Payment due to Premier at the Closing.

6.2.3 Attorney Fees. At the Closing, Acquisition Sub shall pay to Premier’s Counsel an amount to be designated in writing by Premier to Acquisition Sub, which amount shall be deducted from the Direct Payment due Premier at the Closing.

6.2.4 Accountant Fees. At the Closing, Acquisition Sub shall pay to Premier’s Accountant an amount to be designated in writing by Premier to Acquisition Sub, which amount shall be deducted from the Direct Payment due to Premier at the Closing.

6.3 Indemnification. Subject to the terms of this Section 6.3, from and after the Closing Date, Parent, Federal and Acquisition Sub, each of their respective Subsidiaries and Affiliates and their respective directors, officers, employees, Affiliates, representatives, successor and assigns (collectively “Parent Indemnified Parties”) shall be entitled to payment and reimbursement from Premier, Bajwa or either of their respective successors (the “Parent Indemnifying Group”) of the amount of any Loss suffered, incurred or paid by any Parent Indemnified Party (subject to subsection 6.3.3), by reason of, in whole or in part, any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by Premier or Bajwa in this Agreement or any Exhibits or Schedules hereto or the certificates delivered pursuant to this Agreement or the breach or nonperformance of any covenant or obligation to be performed by Premier or Bajwa hereunder or enforcing the indemnification provided for hereunder. Subject to the terms of this Section 6.3, from and after the Closing Date, Premier, Bajwa and each of their representatives directors, officers, employees, Affiliates, successors, assigns and legal representatives (collectively the “Premier Indemnified Parties”) shall be entitled to payment and reimbursement from Parent, Federal and Acquisition Sub and their successors (the “Premier Indemnifying Group”) of the amount of Loss suffered incurred or paid by any Premier Indemnified Party (subject to subsection 6.3.3) by reason of, in whole or in part, any misrepresentation or inaccuracy in, or breach of any representation or warranty made by Parent, Federal or Acquisition Sub in this Agreement or any Exhibits or Schedules hereto or the certificates delivered pursuant to this Agreement, the breach or nonperformance of any covenant or obligation to be performed by Parent, Federal or Acquisition Sub hereunder or under any agreement executed in connection herewith, any matter arising out of the business of Acquisition Sub, any liability or obligation of, or claim against, Premier Indemnified Parties with respect to the Premier Assets or the Premier Obligations relating to any period after the Closing Date or enforcing the indemnification provided for hereunder.

6.3.1 Claims for Indemnification. Upon obtaining knowledge of any facts, claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), the party seeking indemnification hereunder, the Parent Indemnified Party or the Premier Indemnified Party, as the case may be (the “Indemnified Party”), shall promptly give written notice of such facts, claim or demand (“Notice of Claim”) to the party from whom indemnification is sought, the Parent Indemnifying Group or the Premier Indemnifying Group, as the case may be (the “Indemnifying Party”). So long as the Notice of Claim is given by the Indemnified Party in the Claims Period specified in Section 6.3.4, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent that the Indemnifying Party has been prejudiced thereby.

6.3.2 Defense by Indemnifying Party. In the event of a claim or demand asserted by a third party (a “Third Party Claim”), the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to participate in the defense of such Third Party Claim. If the Indemnifying Party gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows: (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by the Indemnifying Party, which choice of counsel shall be subject to the reasonable satisfaction of the Indemnified Party; (b) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If, however, (y) no Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter, that the Indemnifying Party is assuming the defense thereof, or (z) the maximum liability under such Third Party Claim is less than the available indemnification amount for the Indemnifying Party (after taking into account the amount of all other claims for which the Indemnifying Party may be or may be claimed to be liable and any limitations contained in Section 6.3.3 hereof), then the Indemnified Party shall defend against, or enter into any settlement with respect to the matter. The Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.3.3 Limitation on Liability for Indemnity.

(b) The Parent Indemnified Parties shall not be entitled to indemnification from the Parent Indemnifying Group pursuant to this Section 6.3 until the aggregate amount of all Losses suffered by the Parent Indemnified Parties exceeds $150,000 (including attorney’s fees and expenses incurred in connection therewith and assuming, solely for the purpose of such calculation, the deletion of all qualifications as to materiality) (the “Parent Indemnity Deductible”) whereupon the Parent Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all of such Losses suffered by the Parent Indemnified Parties or any Parent Indemnified Party, less the Parent Indemnity Deductible of $150,000.

(c) The Premier Indemnified Parties shall not be entitled to indemnification from the Premier Indemnifying Group pursuant to this Section 6.3 until the aggregate amount of all Losses suffered by the Premier Indemnified Parties exceeds $150,000 (including attorney’s fees and expenses incurred in connection therewith and assuming, solely for the purpose of such calculation, the deletion of all qualifications as to materiality) (the “Premier Indemnity Deductible”) whereupon the Premier Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all of such Losses suffered by the Premier Indemnified Parties or any Premier Indemnified Party, less the Premier Indemnity Deductible of $150,000.

(d) The aggregate liability of the Parent Indemnifying Group for indemnification under this Section 6.3 shall not exceed $5,000,000. The Premier Indemnifying Group’s aggregate liability for indemnification under this Section 6.3 shall not exceed $5,000,000. Provided that Parent, Federal and Acquisition Sub are not otherwise in default of their obligations under Section 2.4 above, then to the extent that the amount then held in the Escrow is sufficient, the amount that a Parent Indemnified Party is entitled receive in indemnification hereunder, or such lesser amount as is then held in the Escrow, shall be released from the Escrow and paid to such Parent Indemnified Party in partial (if the amount then held in the Escrow is less than the amount such Parent Indemnified Party is entitled receive in indemnification hereunder) or full satisfaction of the Premier Indemnifying Group’s obligation hereunder, as the case may be.

6.3.4 Claims Period. Any claim for indemnification under this Section 6.3 must be asserted by written notice on or before the date that is 18 months after the Closing Date.

6.3.5 Subrogation. Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment is related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

6.3.6 Exclusive Remedies. The remedies provided for in this Agreement shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing, provided, however, that nothing herein is intended to waive any claims for fraud or willful misconduct or waive any equitable remedies to which a party may be entitled.

6.3.7 No Double Recovery. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement the Exhibits or Schedules attached hereto, or any document executed in connection with this Agreement or otherwise.

6.3.8 Treatment of Indemnity Payments Between the Parties. Unless otherwise required by applicable law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

6,3,9 Duty to Mitigate. Each party hereto agrees to use commercially reasonable efforts to mitigate any damages which form the basis of any claim hereunder.

6.4 Access and Information. Premier shall afford to Parent, Federal, Acquisition Sub and to a reasonable number of their respective officers, employees, accountants, counsel and other authorized representatives full and complete access, upon reasonable advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, to Premier’s offices, properties, books and records, and Premier shall use reasonable efforts to cause its representatives and independent public accountants to furnish to Parent such additional financial and operating data and other information as to its business, customers, vendors and properties as Parent may from time to time reasonably request. Parent, Federal and Acquisition Sub and their respective officers, employees, accountants, counsel and other authorized representatives shall be required to maintain the confidentiality of the information and documents regarding Premier received and reviewed by them in accordance with this Agreement. Notwithstanding the foregoing, all visits to any office of Premier will be coordinated and conducted so as to not be disruptive to the operations of Premier and to preserve the confidentiality of the transactions contemplated hereby. In addition, with the prior consent of Premier, Parent, Federal and Acquisition Sub shall be permitted to meet with Premier’s employees and with Premier’s significant customers, with the format of such meetings and the items of discussion to be agreed to by Premier and Parent, Federal and Acquisition Sub in advance of such meetings.

6.5 Public Disclosure. Immediately following the execution of this Agreement, Parent shall disseminate the press release attached hereto as Exhibit 6.5. Except as otherwise required by law, Parent shall make no other public disclosure of information regarding the transactions contemplated herein prior to the Closing without the consent of Premier, which consent shall not be unreasonably withheld or delayed. Premier and Parent agree that each party’s non-disclosure obligations contained in Section 11 of the Letter of Intent shall remain in full force and effect in accordance with the terms thereof and hereof.

6.6 Further Assurances.

6.6.1 Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any party, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each party to this Agreement are hereby directed and authorized to use commercially reasonable efforts to effectuate all required action.

6.6.2 Novation of Contracts. Each party agrees to use commercially reasonable efforts to effect the novation of each of the Premier Engagements with a Governmental Entity that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of the Federal Acquisition Regulation to effect a novation of any contract with the Government of the United States. In particular and without limiting the generality of the foregoing, Premier and Bajwa shall continue to communicate with responsible officers of the Government of the United States from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation. Notwithstanding the foregoing, neither Premier nor Bajwa makes any representation or warranty that any such novation of any of the Premier Engagements with a Governmental Entity will in fact be obtained.

6.7 Tax Matters

6.7.1 Allocation of Purchase Price. Acquisition Sub, Premier and Bajwa agree that the Purchase Price and the liabilities of Premier (plus other relevant items) will be allocated to the Premier Assets and the Premier Obligations for all purposes (including Tax and financial accounting purposes) in a manner consistent with an allocation schedule to be jointly prepared by Acquisition Sub and Premier on or before the Closing, which allocation schedule shall be made based upon the fair market values of the applicable Premier Assets and Premier Obligations. Acquisition Sub and Premier shall prepare such allocation schedule in accordance with Code section 1060 and the Treasury regulations thereunder. Acquisition Sub, Premier and Bajwa will file all Tax Returns (including amended returns and claims for refund) and information reports (including without limitation Form 8594) in a manner consistent with such allocation schedule and will take no position and will cause their Affiliates to take no position inconsistent with the allocation schedule and Form 8594 for any Tax purposes.

6.7.2 Cooperation on Tax Matters.

(a) Acquisition Sub, Premier and Bajwa shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Premier and Bajwa agree (i) to retain all books and records with respect to Tax matters pertinent to Premier relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Acquisition Sub reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Acquisition Sub so requests, allow Acquisition Sub to take possession of such books and records.

(b) Acquisition Sub, Premier and Bajwa further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

6.7.3 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid one-half ( 1/2) by Acquisition Sub and one-half ( 1/2) by Premier and/or Bajwa (the “Selling Group”) when due, and the Selling Group will, at its own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Acquisition Sub will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.8 Notification. From the date hereof until the Closing Date, Premier shall promptly disclose to Parent and Acquisition Sub in writing any material variances from the representations and warranties contained in Article 3 promptly upon discovery thereof, in the form of “Updated Schedules” delivered to Parent, Federal and Acquisition Sub. From the date hereof until the Closing Date, Parent, Federal and Acquisition Sub shall promptly disclose to Premier in writing any material variances from Parent’s, Federal’s and Acquisition Sub’s representations and warranties contained in Article 4.

6.9 Accounts Receivable. Effective as of the Closing, except as otherwise required by the Subcontract Agreement, Premier hereby irrevocably constitutes and appoints Acquisition Sub its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to endorse the name of Premier on any checks and other remittances received on account of the Premier Receivables and the Premier Work-In-Process and to perform all other acts necessary or desirable to collect the Premier Receivables and amounts received with respect to the Premier Work-In-Process for the account of Acquisition Sub. In accordance with the Transition Services Agreement attached hereto as Exhibit G, Premier agrees that it shall promptly after receipt after the Closing, transfer and deliver to Acquisition Sub any cash or other property that Premier may receive in respect of such Premier Receivables or on account of the Premier Work-In-Process, and any mail, checks or other documents received by Premier relating to any of the Premier Assets or Premier Obligations transferred to Acquisition Sub hereunder, such cash, property, mail, checks and documents to be delivered in the form and condition in which received, except for the opening of any envelope or package. Premier shall use its commercially reasonable efforts to assist Acquisition Sub in the collection of the Premier Receivables and all amounts receivable on account of the Premier Work- In-Process after the Closing to the extent requested by Acquisition Sub.

Acquisition Sub agrees to diligently bill the unbilled portions of the Premier Receivables and pursue the collection of the Premier Receivables after the Closing. The parties hereto agree that none of the Premier Receivables shall be deemed to be uncollectible, such that Premier is deemed to have breached the representation and warranty by Premier in Section 3.15.2 that all of the Premier Receivables, less any allowances for doubtful accounts reflected in the Estimated Closing Balance Sheet, are collectible, until such Premier Receivables remain uncollected twelve (12) months after the Closing Date. Upon seeking payment for an uncollectable receivable from Premier or Stockholder, Acquisition Sub shall provide to Premier or Stockholder on a monthly basis information relating to the receivable and Acquisition Sub’s collection effort of such receivable. Stockholder may contact Luther Bell, CACI Director of Cash Management and Harry Thornsvard, or if such individual(s) are no longer employed by Federal or Acquisition Sub, a Federal designated successor regarding Acquisition Sub’s collection efforts of Premier accounts receivable. In the event that Acquisition Sub collects an unrecoverable receivable after recovering such unrecoverable receivable from Premier or Stockholder, Acquisition Sub shall promptly remit such collection amounts to Premier or Stockholder.

6.10 Change of Name. Concurrently with the Closing, Premier shall take all action required to change its name to a name having no relationship to “Premier Technology Group, Inc.” or any other name used in the Business; provided, however, that Premier shall be able to retain and use the name “Premier Technology Group, Inc.” during the term of the Subcontract Agreement.

6.11 Preservation of Goodwill. Premier and Bajwa shall use their respective commercially reasonable efforts to aid Acquisition Sub in establishing itself as the new owner and operator of the Premier Assets and the Business and, in connection therewith, shall use their respective commercially reasonable efforts to maintain their goodwill and reputation with the suppliers, clients and creditors of Premier and any others having business relations with them and in the business community generally.

6.12 Employees.

6.12.1 General.

(a) Subject to the Closing of the transactions contemplated by this Agreement, Acquisition Sub shall offer employment to the employees of Premier and the Premier Business Affiliates and Acquisition Sub and Federal shall use commercially reasonable efforts to cause such employees to accept such offers of employment. The employees of Premier and the Premier Business Affiliates shall be eligible to receive employee benefits and base salary that in the aggregate are substantially comparable to the employee benefits and base salary currently provided to them by Premier or Premier’s Affiliates. All employees of Premier or Premier Business Affiliates shall receive full credit for any service they performed for and on behalf of Premier or Premier Business Affiliates for purposes of eligibility to participate, accrual of benefits, and vesting schedules under any of CACI Acquisition Sub and Federal employee benefit plans, vacation, service awards and/or programs.

6.12.2 Employee Benefits. Premier 401(k) Plans. Premier shall retain full responsibility for the continued administration or termination of its 401(k) plans. No assets or liabilities with respect to the Business employees shall be transferred as a result of this Agreement from any retirement Plan of Premier (defined contribution and defined benefit) to any plan maintained or established by Acquisition Sub. Premier shall retain all obligations to fund or otherwise provide benefits accrued on or before the Closing Date by the employees under Premier’s retirement Plans. Acquisition Sub shall have no obligations with respect to Premier’s qualified retirement Plans, provided that nothing in this Agreement shall prohibit rollovers pursuant to Section 402(c) of the Code.

6.12.3 Parent hereby agrees that, with the approval of the plan administrator of the Parent’s tax-qualified 401(k) plan (the “Parent’s 401(k) Plan”), which approval will not be unreasonably withheld, Parent will cause the Parent’s 401(k) Plan to accept rollovers or direct rollovers of “eligible rollover distributions” within the meaning of Section 402(c) of the Code made with respect to Premier’s employees pursuant to the Premier’s 401(k) Plan by reason of the transactions contemplated by this Agreement. Rollover amounts contributed to the Parent’s 401(k) Plan in accordance with this Section 6.12.3 shall at all times be 100% vested and shall be invested in accordance with the provisions of the Parent’s 401(k) Plan.

6.12.4 CACI Acquisition Sub shall offer medical and dental insurance to the former employees of Premier and Premier’s Business Affiliates hired by CACI in accordance with its customary employment practices.

6.12.5 Cooperation. Premier and Acquisition Sub shall cooperate and provide such information as may reasonably be necessary with respect to each of the actions contemplated in this Section, including, without limitation, the procurement of any required approvals from Governmental Entities.

6.12.6 Obligations. It is intended by the parties that the responsibilities, liabilities, and covenants assumed or agreed to by Acquisition Sub pursuant to this Section 6.12.4 shall also bind any assignee or Affiliate of Acquisition Sub to which all or substantially all of the Business is transferred, and Acquisition Sub agrees to cause any such assignee or Affiliate to observe the provisions and covenants of this Section.

6.13 Earn Out Payments.

6.13.1 Payment and Dispute Procedure. Payment of the earn-out shall be in accordance with Section 2.4.4 of the Agreement. In the event that Bajwa disagrees with Acquisition Sub’s determination, Bajwa shall notify Acquisition Sub within 30 days of his objections and the basis therefor. If an objection is made Acquisition Sub and Bajwa will negotiate in good faith to reach an agreement regarding the matters in dispute. Resolution of any disputes shall be in accordance with the procedures set forth in Section 2.8.4.

6.13.2 Indefeasability of Earn-Out Payments. The obligation of Parent, Federal and Acquisition Sub under Section 2.4.4 hereof to make any ear-out payment upon reaching the targets provided therein shall not be affected by the death or disability of Bajwa, or the termination of any continuing relationship between Bajwa and Premier, Acquisition Sub, Federal and/or Parent for any reason. In the event that Parent, Federal or Acquisition Sub sell the DCSINT contract or the CASCOM contract which are the subject of the earn-out in Section 2.4.4 in a transaction other than the purchase of all the outstanding stock of Parent or substantially all the assets of Parent, within two (2) years of the Closing Date, Parent shall pay Bajwa all outstanding payments remaining under the earn-out with respect to the applicable contract.

Article 7

CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the party for whose benefit such condition is imposed:

7.1.1 No Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state, federal or other (including foreign) government agency since the date of this Agreement that would prohibit or materially restrict the Transaction or any other material transaction contemplated hereby.

7.1.2 No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transaction contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated hereby.

7.1.3 Escrow Agreement. Each of the parties hereto, together with the Escrow Agent, shall have entered into the Escrow Agreement.

7.1.4 Subcontract Agreement. Each of the applicable parties shall have entered into the Subcontract Agreement.

7.2 Conditions Precedent to Obligation of Parent, Federal and Acquisition Sub to Consummate the Transaction. The obligation of Parent, Federal and Acquisition Sub to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Parent, Federal or Acquisition Sub prior to Closing:

7.2.1 Representations and Warranties. The representations and warranties of Premier contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement (including those changes permitted under Section 5.1 hereof) and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had, nor reasonably would be expected to have, a Premier Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modifications to the Schedules made or purported to have been made after execution of this Agreement, including the Updated Schedules, shall be disregarded); and Premier and Bajwa shall have delivered to Parent a certificate to that effect, dated the Closing Date and signed on behalf of Premier by the President and Chief Financial Officer of Premier as well as by Bajwa in his individual capacity.

7.2.2 Agreements and Covenants. Premier shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Premier and Bajwa shall have delivered to Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of Premier by the President and Chief Financial Officer of Premier as well as by Bajwa in his individual capacity.

7.2.3 Legal Opinion. Parent, Federal and Acquisition Sub shall have received an opinion from Holland & Knight LLP, counsel to Premier in substantially the form attached hereto as Exhibit B.

7.2.4 Closing Documents. Premier and Bajwa shall have delivered to Parent the closing certificate described hereafter in this paragraph and such closing documents as the Parent shall reasonably request (other than additional opinions of counsel). The closing certificate, dated as of the Closing Date, duly executed by Premier’s secretary, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Premier in connection herewith, (b) the resolutions adopted by the board of directors of Premier authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the charter documents and by-laws of Premier.

7.2.5 Third Party Consents. All third party consents or approvals listed in Schedule 7.2.5 hereto shall have been obtained by Premier and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

7.2.6 Diligence Review. Parent and its accountants and attorneys shall have conducted prior to the date of this Agreement a diligence investigation of all matters related to the Business of Premier deemed relevant by Parent or its accountants and attorneys to such diligence investigation, and the results of such diligence investigation shall have been satisfactory to Parent in its sole discretion. Parent shall after the date of this Agreement use its commercially reasonable efforts to continue and complete its diligence investigation solely with respect to its entitlement to meet with Premier’s employees and with Premier’s significant customers, with the format of such meetings and the items of discussion to be agreed to by Premier and Parent, Federal and Acquisition Sub in advance of such meetings, and its review pursuant to Section 7.2.10 herein.

7.2.7 Non-Compete, Non-Solicitation and Non-Disturbance Agreements. Premier shall have entered into a non-compete, non-solicitation and non-disturbance agreement with Bajwa in substantially the form of Exhibit C, with Neelima Bajwa in substantially the form of Exhibit D and with Bruce E. Jesson substantially the form of Exhibit E.

7.2.8 Employment Agreements. Acquisition Sub shall have entered into an employment agreement in the Form of Exhibit F with (a) at least 24 of the key employees listed on Schedule 7.2.8(a), and (b) at least 95% of the persons employed by Premier and the Premier Business Affiliates as of the date of the execution of the Agreement other than the administrative employees as listed on Schedule 7.2.8 (b).

7.2.9 Review of Contracts in Place. By May 7, 2003, Acquisition Sub shall have had the opportunity to review all documentation regarding the Premier Engagements in the location where such documentation is maintained by Premier, and may not close if any information found in such documentation in Acquisition Sub’s reasonable discretion, shall have a Premier Material Adverse Effect.

7.2.10 Material Adverse Effect. Since the date of this Agreement, Premier shall not have suffered a Premier Material Adverse Effect.

7.3 Conditions to Obligations of Premier and Bajwa to Consummate the Transaction. The obligation of Premier and Bajwa to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Premier or Bajwa prior to Closing:

7.3.1 Representations and Warranties. The representations and warranties of Parent, Federal and Acquisition Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Parent Material Adverse Effect; and Parent shall have delivered to Premier a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by the President and Chief Financial Officer of Parent.

7.3.2 Agreements and Covenants. Parent, Federal and Acquisition Sub shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Parent shall have delivered to Premier a certificate to that effect, dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

7.3.3 Legal Opinion. Premier shall have received an opinion from Parent in substantially the form attached hereto as Exhibit H.

7.3.4 Closing Documents. Parent, Federal and Acquisition Sub shall have delivered to Premier closing certificates of Parent, Federal and Acquisition Sub and such other closing documents as Premier shall reasonably request (other than additional opinions of counsel). Each of the closing certificates of Parent, Federal and Acquisition Sub, dated as of the Closing Date, duly executed by the secretary of Parent, Federal and Acquisition Sub, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent, Federal and Acquisition Sub in connection herewith, (b) the resolutions adopted by the board of directors of Parent, Federal and Acquisition Sub authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the Certificate of Incorporation and By-Laws of Parent, the Certificate of Incorporation and By-Laws of Federal and the Certificate of Incorporation and By-Laws of Acquisition Sub.

7.3.5 Material Adverse Effect. Since the date of this Agreement, Parent shall not have suffered a Parent Material Adverse Effect.

7.3.6 Payment of Purchase Price. Parent shall have tendered the Direct Payment to Premier pursuant to the provisions of Section 2.4.2 hereof and shall have delivered the Escrow Payment to the Escrow Agent pursuant to the provisions of Section 2.4.3 hereof.

7.3.7 Payment of Premier Credit Facilities. Parent, Federal or Acquisition Sub shall have paid in full the Premier Credit Facilities concurrently with the Closing.

Article 8

SURVIVAL OF REPRESENTATIONS

8.1 Premier’s Representations. All representations and warranties made by Premier and Bajwa in this Agreement, or any certificate or other writing delivered by Premier or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent and shall terminate on the date which is 18 months after the Closing Date (except that Indemnified Party claims pending on such date continue until resolved). The pre-Closing covenants made by Premier and Bajwa in this Agreement or any certificate or other writing delivered by Premier or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent and shall terminate on the date which is 18 months after the Closing Date (except that Indemnified Party claims pending on such date continue until resolved). The post-Closing covenants made by Premier and Bajwa in this Agreement or any certificate or other writing delivered by Premier or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent.

8.2 Parent’s Representations. All representations and warranties made by Parent, Federal and Acquisition Sub in this Agreement or any certificate or other writing delivered by Parent, Federal, Acquisition Sub or any of their respective Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Premier and shall terminate on the later of the date when all amounts that may become payable pursuant to Section 2.4.4 are either paid in full or cease to have the potential to become payable (except that Premier claims pending on such date shall continue until resolved) or on the date which is 18 months after the Closing Date (except that Indemnified Party claims pending on such date continue until resolved). The covenants made by Parent, Federal or Acquisition Sub in this Agreement or any certificate or other writing delivered by Premier or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Premier.

Article 9

OTHER PROVISIONS

9.1 Termination Events. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date, provided however that upon any such termination the surviving obligations of the Parties under the Letter of Intent, including the obligations of confidentiality and non-solicitation, shall continue in full force and effect in accordance with the terms of the Letter of Intent:

(a) by mutual written consent of Parent and Premier;

(b) by Parent if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Premier or Bajwa and such breach has not been cured within ten business days after written notice to Premier (provided, that none of Parent, Federal or Acquisition Sub is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.2.1 or Section 7.2.2 hereof, as the case may be, will not be satisfied;

(c) (i) by Parent, if Premier, its board of directors or Bajwa shall have (1) withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein, or (2) taken any public position inconsistent with its approval or recommendation, including, without limitation, having failed (without the consent of Parent) after a reasonable period of time to reject or disapprove any Acquisition Proposal (or after a reasonable period of time to recommend to its shareholders such rejection or disapproval), provided, that none of Parent, Federal or Acquisition Sub is and in material breach of the terms of this Agreement, and in that event Premier shall pay to Parent the amount specified in Section 6.1;

(ii) by Premier, if Parent, Federal, Acquisition Sub or their respective boards of directors shall have (1) withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein, or (2) taken any public position inconsistent with its approval or recommendation (provided, that neither Premier nor Bajwa is in material breach of the terms of this Agreement) and in that event Parent shall pay to Premier the amount specified in Section 6.1;

(d) by Premier, if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent, Federal or Acquisition Sub and such breach has not been cured within ten business days after written notice to Parent (provided, that neither Premier nor Bajwa is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.3.1 or Section 7.3.2 hereof, as the case may be, will not be satisfied, and in that event Parent shall pay to Premier the amount specified in Section 6.1;

(e) by Premier, if Premier accepts an Acquisition Proposal for any reason, including pursuant to a good-faith determination by its Board of Directors, after consulting with counsel, that not to accept the Acquisition Proposal would constitute a breach of the Directors’ fiduciary duty under the law of Premier’s jurisdiction of organization; provided, however, that in that event Premier shall pay to Parent the amount pursuant to Section 6.1;

(f) by any party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transaction; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Parent’s or Federal’s ownership or operation of all or a material portion of the stock or assets of Premier, or compel Parent, Federal or Acquisition Sub to dispose of or hold separate all or a material portion of the business or assets of Premier or Parent, Federal or Acquisition Sub as a result of the Transaction; or

(g) by any party hereto if the Transaction shall not have been consummated by May 15, 2003, provided that the right to terminate this Agreement under this Section 9.1(g) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

To Parent, Federal and Acquisition Sub:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Attention: Dr. J. P. London, Chairman

with copies to:

Jeffrey P. Elefante

Executive Vice President, General Counsel and Secretary

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

and

David W. Walker

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

To Premier:

Before the Closing:

Rajiv Bajwa

President and CEO

Premier Technology Group, Inc.

12701 Fair Lakes Circle

Suite 1000

Fairfax, VA 22033

After the Closing:

Rajiv Bajwa

President and CEO

Premier Technology Group, Inc.

at such address to be provided in writing by Bajwa to Acquisition Sub with a copy to:

William J. Mutryn, Esq.

Holland & Knight LLP

2099 Pennsylvania Avenue, N.W.

Suite 100

Washington, DC 20006

9.3 Entire Agreement. Unless otherwise herein specifically provided, this Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Letter of Intent. Each party hereto acknowledges that, in entering this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the parties contemplated by or referred to herein.

9.4 Assignability. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

9.5 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.6 Specific Performance. The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

9.7 Governing Law This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without regard to its principles of conflicts of laws.

9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement under seal as of the date first above written.

CACI International Inc

By:
Title:

CACI, Inc. - Federal

By:
Title:

CACI Premier Technology, Inc.

By:
Title:

Premier Technology Group, Inc.

By:
Title:

Rajiv Bajwa

[Signature Page to Asset Purchase Agreement]

List of Exhibits and Schedules

Exhibit	Description

A	Escrow Agreement

B	Form of Opinion of Premier’s Counsel

C	Form of Non-Compete, Non-Solicitation and Non-Disturbance Agreement (Bajwa)

D	Form of Non-Compete, Non-Solicitation and Non-Disturbance Agreement (Wife)

E	Form of Non-Compete, Non-Solicitation and Non-Disturbance Agreement (Jesson)

F	Form of Parent Employment Agreement

G	Transition Services Agreement

H	Form of Opinion of Counsel to CACI International Inc

I J	Subcontract Agreement Schedule of Liens

K	Purchase Price Allocation

3.18	Form of Premier Employee Agreement

6.5	Public Disclosure

Schedule	Description
2.1.2	Premier Engagements

2.1.3	Premier Contracts

2.2	Excluded Assets

2.3.1	Assumed Accounts Payable, etc.

3.1	Corporate Status of Premier.

3.2	Capital Stock.

3.4	Authority for Agreement; Noncontravention.

3.6	Absence of Material Adverse Changes.

3.7	Absence of Undisclosed Liabilities.

3.8	Compliance with Applicable Law, Charter and By-Laws.

3.9	Litigation and Audits.

3.10	Tax Matters.

3.11	Employee Benefit Plans.

3.12	Employment-Related Matters.

3.13	Environmental Matters.

3.15	Assets Other Than Real Property.

3.16	Premier Leases.

3.17	Agreements, Contracts and Commitments.

3.18	Intellectual Property.

3.19	Insurance Contracts.

3.20	Banking Relationships.

3.22	Absence of Certain Relationships.

4.5	Litigation and Audits

5.1	Conduct of Business of Premier.

7.2.5	Third Party Consents.

7.2.8(a)	Key Employees

7.2.8(b)	Employees of Premier Business Affiliates to be Engaged by Acquisition Sub.